Exhibit 99.1

Glenpointe Centre West
500 Frank W. Burr Blvd.
Teaneck, NJ 07666

FOR IMMEDIATE RELEASE

COGNIZANT PROVIDES UPDATE ON IMPACT OF CHENNAI FLOODING

Reaffirms revenue and non-GAAP EPS guidance for Full-Year 2015

TEANECK, N.J., January 12, 2016-Cognizant Technology Solutions Corporation (NASDAQ: CTSH) today provided a business update reflecting the impact of the flooding that occurred in Chennai, India during its fourth quarter of 2015, where Cognizant has 11 delivery and operations centers.

In December, Chennai experienced heavy rains that caused unprecedented flooding. During this period, the company’s key priorities were ensuring the safety of its employees and their families, and maintaining continuity of critical operations for clients. Cognizant is pleased to report that all its employees are safe and accounted for and that its comprehensive Business Continuity Plan enabled continuity of critical work for its clients.

Due to the successful execution of its Business Continuity Plan, which largely mitigated the financial impact of the flooding, Cognizant has reaffirmed that it expects to achieve both its previously announced full-year revenue guidance of at least $12.41 billion and its non-GAAP diluted EPS guidance of at least $3.03.

“Cognizant extends its gratitude to its employees, business partners, government agencies, and others involved in recovery efforts that helped in quickly bringing our business operations back to normal,” said Gordon Coburn, President of Cognizant. “We are also grateful to our clients for their understanding of the circumstances, and their support of our Business Continuity Plan actions taken during the flood to successfully ensure continued delivery of services.”

About Cognizant
Cognizant (NASDAQ: CTSH) is a leading provider of information technology, consulting, and business process outsourcing services, dedicated to helping the world’s leading companies build stronger businesses. Headquartered in Teaneck, New Jersey (U.S.), Cognizant combines a passion for client satisfaction, technology innovation, deep industry and business process expertise, and a global, collaborative workforce that embodies the future of work. With over 100 development and delivery centers worldwide and approximately 219,300 employees as of September 30, 2015, Cognizant is a member of the NASDAQ-100, the S&P 500, the Forbes Global 2000, and the Fortune 500 and is ranked among the top performing and fastest growing companies in the world. Visit us online at www.cognizant.com or follow us on Twitter: Cognizant.

Forward-Looking Statements
This press release includes statements which may constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including, but not limited to, the current and future impact of the floods in Chennai, including with respect to our anticipated financial performance, the accuracy of which are necessarily subject to risks, uncertainties, and assumptions as to future events that may not prove to be accurate, such as the risk that, because our financial statements for the year ended December 31, 2015 have not yet been finalized or audited, the preliminary expectation regarding our anticipated financial performance for the year ended December 31, 2015 in this press release is subject to change, and our actual financial performance during this period may differ materially from this preliminary estimate. Additional factors that could cause actual results to differ materially from those expressed or implied include general economic conditions and the factors discussed in our most recent Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. Cognizant undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as may be required under applicable securities law.

Contact: David Nelson
VP, Investor Relations & Treasurer
201-498-8840
david.nelson@cognizant.com